UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2017

Exxon Mobil Corporation

(Exact name of registrant as specified in its charter)

New Jersey	1-2256	13-5409005
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5959 LAS COLINAS BOULEVARD, IRVING, TEXAS 75039-2298

          (Address of principal executive offices)                                            (Zip Code)

 Registrant’s telephone number, including area code:  (972) 444-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Exxon Mobil Corporation (“ExxonMobil”) has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2,000,000 shares of ExxonMobil’s common stock at an offer price of $78.00 per share, which is approximately 4.42 percent lower than the $81.61 per share closing price for shares of ExxonMobil’s common stock on March 10, 2017, the business day prior to the date of the offer.  The shares subject to TRC Capital’s offer represent approximately 0.05 percent of the shares outstanding as of the date of the offer.

On March 24, 2017, ExxonMobil issued the press release attached to this Report as Exhibit 99, informing its shareholders that ExxonMobil does not endorse TRC Capital’s unsolicited mini-tender offer and recommending that shareholders do not tender their shares.  Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital’s offering documents.  The offer is currently scheduled to expire at 12:01 a.m., New York City time, on Tuesday, April 11, 2017, but TRC Capital may extend the offering period at its discretion.  ExxonMobil is not affiliated or associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

Additional information concerning mini-tenders is included in the attached press release.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXXON MOBIL CORPORATION

Date: March 27, 2017	By:	/s/ DAVID S. ROSENTHAL
David S. Rosenthal
Vice President and Controller
(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description

99	News Release